UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2015

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31161	23-2908305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6154 Nancy Ridge Drive, San Diego, California 92121
(Address of principal executive offices) (Zip Code)
858.453.7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On July 9, 2015, our Board of Directors appointed Jack Lief, our President and Chief Executive Officer, as our principal financial officer, and Jennifer K. Bielasz, our Vice President, Accounting and Controller, as our principal accounting officer. Both appointments will be effective on the last day of employment of our Senior Vice President, Finance and Chief Financial Officer, Robert E. Hoffman, which we previously reported will be no later than tomorrow, July 10, 2015.

Jack Lief, 69, is one of our co-founders and has served as a director and our President and Chief Executive Officer since April 1997. Mr. Lief also served as the Chairman of our Board of Directors from October 2007 to December 2014. In addition, Mr. Lief served as our principal financial officer from March 2011 to August 2011. Mr. Lief served as an advisor and consultant to numerous biopharmaceutical organizations from 1995 to April 1997; as Senior Vice President, Corporate Development and Secretary of Cephalon, Inc., a biopharmaceutical company, from 1989 to 1994; as Director of Business Development and Strategic Planning for Alpha Therapeutic Corporation, a manufacturer of biological products, from 1983 to 1989; and in various positions at Abbott Laboratories, a pharmaceutical company, from 1972 to 1983, most recently as the head of International Marketing Research. Mr. Lief serves as the Chairman of the board of directors of Mast Therapeutics, Inc., a biopharmaceutical company. Mr. Lief is also an Executive Board Member of BIOCOM, a life science association representing more than 650 member companies in Southern California, and was the Chair of the board of directors of BIOCOM from March 2005 to March 2006. Mr. Lief holds a B.A. from Rutgers University and an M.S. in Psychology (Experimental and Neurobiology) from Lehigh University.

Ms. Bielasz, 52, has worked for us since June 2001. Ms. Bielasz has served as our Vice President, Accounting and Controller since May 2014. Ms. Bielasz served as our Senior Director, Accounting and Controller from January 2010 to May 2014, as our Director of Accounting and Controller from April 2006 to December 2009, and as our Controller from June 2001 to March 2006. In addition, Ms. Bielasz served as our principal accounting officer from March 2011 to June 2012. Prior to joining Arena, Ms. Bielasz served as the controller of both public and private companies and began her career at KPMG LLP.

Services Agreement
On July 9, 2015, we entered into a Services Agreement with Mr. Hoffman. Pursuant to such agreement, Mr. Hoffman will perform services for us for up to five hours per week relating to finance, accounting, purchasing, benefits and employee resources, and other administrative matters. Such services will begin concurrently with the termination of Mr. Hoffman’s status as an Arena employee, and the Services Agreement will continue until November 10, 2015, unless we terminate the agreement earlier. In addition, Mr. Hoffman has agreed to customary release and non-solicitation provisions. The equity awards we previously granted Mr. Hoffman may be eligible to continue to vest and/or be exercisable, as applicable, during the term of the Services Agreement (as well as potentially for a period of time after the termination of such agreement) in accordance with the applicable equity plans and written grant instruments.
The foregoing summary of the Services Agreement is qualified in its entirety by reference to the complete text of such agreement, which is incorporated by this reference to Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Services Agreement, dated July 9, 2015, by and between Arena and Robert E. Hoffman

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2015	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Services Agreement, dated July 9, 2015, by and between Arena and Robert E. Hoffman